                             SUBLEASE AGREEMENT


     THIS SUBLEASE AGREEMENT is entered into this 4th day of May, 1994 by and between UNITED GROCERS, INC., an Oregon corporation, hereinafter designated as Sublessor, and DAN INC OREGON, an Oregon corporation, hereinafter designated as Sublessee.

                            W I T N E S S E T H:

     WHEREAS, PORTLAND FIXTURE CO., an Oregon corporation, leased certain premises containing approximately 30,000 square feet located in a shopping center at Highway 26, Sandy, Oregon to J.L.B. INVESTMENTS, BRUCE EDWARD BOWMAN and certain others by Lease Agreement dated December 1, 1983. The tenant's interest in the lease was assigned to Sublessor by document dated December 17, 1987. SANDY DEVELOPMENT CO., an Oregon corporation ("Prime Lessor") is now the holder of the lessor's interest in the lease. The lease together with the Lease Amendment are hereinafter designated as "the Prime Lease" or "Exhibit A" and by this reference are incorporated herein as if their terms and conditions were set forth herein.

     WHEREAS, Sublessee desires to sublet said premises for a period of approximately eleven (11) years with certain renewal rights as provided in the Prime Lease and Sublessor is willing to so sublet in accordance with the terms and conditions hereinafter set forth; now, therefore,

     IT IS HEREBY AGREED as follows:

     1.   Term.

          1.1 Sublessor hereby sublets unto Sublessee those premises described in said Exhibit A, for the remainder of the term of the Prime Lease, which is approximately eleven (11) years, commencing on May 4, 1994.

          1.2 The Sublessee, so long as it is not in default hereunder, shall be granted the right to exercise any and all renewal options contained in Exhibit A, upon the condition that Sublessee is not in default of this Sublease, and upon the further condition that Sublessee exercise its option(s) no later than 30 days prior to the deadline for exercise under the Prime Lease.

     2.   Rent.

          2.1 Sublessee covenants and agrees to pay for the whole of said term: (1) the rents set forth on the attached Exhibit B including basic rent and percentage rent, which rents shall be paid to Sublessor, plus (2) all affirmative covenants of the tenant contained in the Prime Lease including, without limitation, those pertaining to taxes, assessments, insurance and all of the covenants and obligations to be performed by the tenant, as set forth in said Exhibit A, which shall be paid and performed directly to the Prime Lessor, EXCEPT those covenants in the Prime Lease pertaining to basic rent and additional rent based on percentage of gross sales ("Percentage Rent"), which Sublessee shall have no obligation to pay.

          2.2 Sublessor shall pay to the Prime Lessor promptly when due, all payments of basic rent and of Percentage Rent which become due under the Prime Lease during the lease term and any renewal terms. Sublessee shall deliver to Sublessor a written statement of its gross receipts in the premises (as defined on the attached Exhibit B) annually or more often if required by the terms of the Prime Lease.

     3.   Deposits and Prorates.

          3.1 Sublessee shall, upon execution hereof, pay any and all rental or security deposits, as required pursuant to the terms and conditions of said Exhibit A.

          3.2 Real property taxes and assessments, common areaa maintenance charges and any other nonrent payments required to be made under the Prime Lease shall be prorated between the parties on a daily basis as of May 4, 1994.

     4. Prime Lease. Sublessee shall be bound by and have the benefit of the same responsibilities, rights, privileges and duties of Sublessor, as enumerated in Exhibit A, except for the duty to pay basic rent and Percentage Rent pursuant to Exhibit A, and covenants and agrees to fully indemnify and hold Sublessor harmless from any and all responsibility and/or liability which Sublessor may incur by virtue of said Exhibit A, and/or Sublessee's occupancy of the premises during the term and any renewals of this Sublease except with respect to payment of basic rent and Percentage Rent due pursuant to Exhibit A. Furthermore, Sublessee shall be bound by any subsequent amendment, revision, supplement or addition to the Prime Lease but Sublessor shall not enter into any subsequent amendment, revision, supplement or addition to the Prime Lease without the prior written consent of Sublessee, which consent shall not be unreasonably withheld so long as the proposed amendment does not adversely impact Sublessee.

     5.   Default.  The following shall constitute a default under this
Sublease:

          5.1 Any failure by Sublessee to pay rent pursuant to Exhibit B when due; or any failure of Sublessee to pay any amount due under the Prime Lease (other than basic rent and Percentage Rent), or to perform when due any other nonrent obligation of Sublessor under the Prime Lease, or any other nonrent default under the Prime Lease, any of which continues for up to 70 percent of the cure period provided with respect thereto in the Prime Lease; Sublessor covenants and agrees that upon receipt from the Prime Lessor of any notice of default or alleged default to promptly supply Sublessee with a copy of said notice;

          5.2 Any failure by Sublessee to perform when due any other obligations of Sublessee hereunder within thirty (30) days after written notice of said default except that if the failure cannot reasonably be corrected within 30 days the Sublessee shall not be in default if Sublessee promptly begins to correct the failure and continues to pursue such correction to completion;

          5.3 If any warranty, representation or statement made or furnished to Sublessor by or on behalf of the Sublessee in connection with this Sublease is false in any material respect when made or furnished;

          5.4 Sublessee vacates, abandons or fails continuously to occupy and to conduct its business on the leased premises, except as caused by a strike, remodeling first approved by Sublessor, Act of God, or other cause beyond the reasonable control of Sublessee or termination of this Sublease by mutual agreement or pursuant to other agreements between the parties; Sublessor shall respond within fifteen (15) working days to any notice from Sublessee requesting consent to remodeling, which shall not be unreasonably withheld, or Sublessor shall be deemed to have consented;

          5.5 Sublessee makes a general assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a petition in bankruptcy; is adjudicated a bankrupt or insolvent; files a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation; fails timely to contest the material allegations of a petition filed against it in any bankruptcy proceeding, or seeks, consents to or acquiesces in the appointment of any trustee, receiver or liquidator of Sublessee or any material part of its properties.

          5.6 Any failure by Sublessee to pay and/or satisfy within 20 days after written notice to Sublessee specifying the failure with reasonable particularity, any present or hereafter incurred indebtedness or obligation of Sublessee to Sublessor with respect to the retail operation upon the premises which exceeds $75,000 and arises from Sublessor's or United Resources Inc.'s extensions of credit to Sublessee.

     6.   Remedies.  In the event of any default under this Sublease:

          6.1 Sublessor shall have the right, at its election, upon notice to Sublessee, to terminate this Sublease or to terminate Sublessee's right of possession in the premises without terminating this Sublease;

          6.2 Sublessor shall have the immediate right, whether or not the Sublease shall have been terminated pursuant to Paragraph 6.1, to re-enter and repossess the premises or any part thereof by force, summary proceedings, ejectment or any other legal or equitable process, all without any liability on Sublessor's part for such entry, repossession or removal;

          6.3 Sublessor may, whether or not this Sublease shall have been terminated pursuant to Paragraph 6.1, resublet the premises, or any part thereof, in the name of Sublessee, Sublessor or otherwise, without notice to Sublessee, for such term or terms and for such uses as Sublessor, in its reasonable discretion, may determine and may collect and receive rents payable by reason of such resubletting (without any liability for any failure to collect such rents). Notwithstanding the foregoing, the Sublessor shall be subject to such common law duties of mitigation of damages, if any, as are imposed upon the Prime Lessor;

          6.4 Sublessor may (but shall be under no obligation to) procure any insurance, pay any rentals, taxes or liens, make any repairs, pay any sums required to be paid, and to do and perform such other acts as may be required of Sublessee hereunder, and any payments so made shall bear interest at the rate of 12 percent per annum from the time of such payment until repaid;

          6.5 Sublessor may exercise any and all other rights and remedies afforded to the Prime Lessor upon default under the Prime Lease and any and all other rights and remedies Sublessor may have pursuant to the laws of the State of Oregon. In addition to the other remedies provided above, Sublessor shall be entitled to current damages and final damages as provided in Paragraph 7 below, and, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions of this Sublease, or to a decree compelling performance of this Sublease. Notwithstanding the above,
Sublessor shall not be entitled to double damages; and           6.6  No
expiration or termination of this Sublease, repossession of the premises or any part thereof, or resubletting to the above paragraph or by operation of law or otherwise, shall relieve Sublessee of its liabilities and obligations under this Sublease, all of which shall survive such expiration, termination, repossession or resubletting.

     7.   Damages.

          7.1 Current Damages. In the event of any expiration or termination of this Sublease or repossession of the premises or any part thereof by reason of the occurrence of any event of default, Sublessee will pay to Sublessor the rent and other sums required to be paid by Sublessee for the period to and including the date of such expiration, termination or repossession; and thereafter, until the end of what would have been the term in the absence of such expiration, termination or repossession, and whether or not the premises or any part thereof shall have been resublet, Sublessee shall be liable to Sublessor for, and shall pay to Sublessor, as liquidated and agreed current damages the rent and other sums which would be payable under this Sublease by Sublessee in the absence of such expiration, termination or repossession, less the net proceeds, if any of any resubletting effected for the account of the Sublessee, after deducting from such proceeds all of Sublessor's expenses reasonably incurred in connection with such resubletting (including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorney's fees, alteration costs and expenses of preparation for such resubletting). Sublessee will pay such current damages on the days on which rent would have been payable under this Sublease in the absence of such expiration, termination or repossession, and Sublessor shall be entitled to recover the same from Sublessee on each such day.

          7.2 Final Damages. At any time after any such expiration or termination of this Sublease or repossession of the premises or any part thereof by reason of the occurrence of any event of default, whether or not Sublessor shall have collected any current damages pursuant to Paragraph 7.1, Sublessor shall be entitled to recover from Sublessee, and Sublessee will pay to Sublessor on demand, as and for liquidated and agreed final damages for Sublessee's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the excess, if any of (a) the rent and other sums which would be payable under this Sublease from the date of such demand (or, if it be earlier, the date to which Sublessee shall have satisfied in full its obligations under Paragraph 7.1 to pay current damages) for what would be the then unexpired term in the absence of such expiration, termination or repossession, discounted to present value at an assumed interest rate of ten percent (10%) per annum, over (b) the then net rental value of the premises discounted to present value at an assumed interest rate of ten percent (10%) per annum for the same period. Rental value shall be established by reference to the terms and conditions upon which Sublessor resublets the premises if such resubletting is accomplished within a reasonable period of time after such expiration, termination or repossession, and otherwise established on the basis of Sublessor's estimates and assumptions of fact regarding market and other relevant circumstances, which shall govern unless shown to be erroneous. If any statute or rule of law shall validly limit the amount of such liquidated final damages to less than the amount above agreed upon, Sublessor shall be entitled to the maximum
amount allowable under such statute or rule of law.    8.   Rights
Cumulative, Nonwaiver. No right or remedy herein conferred upon or reserved to Sublessor is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute. The failure of Sublessor to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Sublease shall not be construed as a waiver or relinquishment thereof for the future. No waiver by Sublessor of any provision of this Sublease shall be deemed to have been made whether due to receipt of rent or otherwise, unless expressed in writing and signed by Sublessor.

     9.   Assignment and Subletting.   Sublessee acknowledges that provisions
for assignment and subletting in the Prime Lease are applicable to the Prime Lessor and Sublessor only. Except as provided below Sublessee will not assign this Sublease or sublet in excess of 6,000 square feet of the premises without the prior written consent of Sublessor, which consent shall not be unreasonably withheld. A transfer of ownership of a majority of the issued and outstanding stock in Sublessee, by whatever procedure, shall be deemed an assignment of this Sublease for the purposes of this paragraph except that transfers by sale, gift, exchange or as a result of the death of a shareholder to the spouses and/or children of a shareholder or transfers to a corporation, partnership, estate, trust or other entity which is controlled by one or more shareholders of Sublessee and/or their spouses or children or transfers between existing shareholders shall not be deemed to be an assignment of this Sublease. For purposes of this paragraph existing shareholders of Sublessee are G. T. Danielson, Craig T Danielson and Carol D. Suzuki.

     10.  Covenants, Representations and Warranties.

          10.1 Membership in Sublessor. Sublessee agrees to maintain or cause to be maintained the membership of the store in good standing with Sublessor during the Sublease term and any renewal terms.

          10.2 Payment of Rent by Sublessor; Indemnity. Sublessor shall pay all basic rent and Percentage Rent payments to the Prime Lessor promptly when due under the Prime Lease. Sublessor shall indemnify and defend Sublessee and hold it harmless from any claim, loss, liability or expense arising out of or caused by Sublessor's failure to make all such payments promptly when due, including without limitation all costs, attorney's fees, lost profits, expenses and damages incurred by Sublessee.

          10.3 Payment by Sublessee. If Sublessor fails to make any payment of basic rent or Percentage Rent to the Prime Lessor promptly when due, Sublessee may elect but shall not be obligated to make the payment. All amounts so paid by Sublessee shall be credited against any sums then or later owed by Sublessee to Sublessor including without limitation rents owed pursuant to this Sublease and payments for merchandise purchased from Sublessor for this or other stores.

          10.4 No Commissions. Each of the parties hereto represent and warrant that there are no brokers, finders or other persons entitled to any fee, commission or other compensation in connection with this Sublease, and agree to hold the other party harmless from any claims for such fees, commissions and/or compensation.

          10.5 Accuracy. Sublessor hereby represents and warrants to Sublessee that any financial statements, appraisals and other documents submitted to Sublessee in connection with Sublessee's investigation of the business on the premises and decision to enter into this Sublease are true, correct, complete and accurate in every respect and that said financial statements fairly and accurately present the assets, liabilities, financial condition and results of operations reflected therein.

          10.6 Quiet Enjoyment. Sublessor represents and warrants to Sublessee that Sublessor has the right to sublease the premises to Sublessee and that so long as Sublessee is not in default of this Sublease it shall have quiet possession of the premises free of any claim or interference by others.

     11.  Security Agreement.

          11.1 Grant, Collateral and Obligations. Sublessee and Sublessor agree that this Sublease shall constitute a security agreement within the meaning of the Oregon Uniform Commercial Code (hereinafter referred to as the "Code") with respect to:

               11.1.1 Required cash deposits (as defined in the bylaws of Sublessor) presently or hereafter held by or deposited with Sublessor by Sublessee with respect to the store on the premises;

               11.1.2 Any and all capital stock holdings or proceeds therefrom, patronage rebates and rebate notes representing patronage rebates (as defined in bylaws of Sublessor) earned or hereafter earned by reason of patronage of Sublessor by Sublessee with respect to the store on the premises;

               11.1.3 All replacements or substitutions for, and additions to the foregoing, and the proceeds thereof (all of said personal property and the replacements, substitutions and additions thereto and the proceeds thereof being sometimes hereinafter collectively referred to as the "Collateral"), and that a security interest in and to the Collateral is hereby granted to the Sublessor, and all of the Sublessee's right, title and interest therein are hereby assigned to the Sublessor, all to secure all presently existing or hereafter incurred direct, indirect, absolute and contingent indebtedness, liabilities and other obligations of Sublessee to Sublessor which arise out of and are incident to this Sublease Agreement (referred to as "the Obligations" herein) including, but not limited to, the payment of all rent and other sums and the performance of all other obligations of Sublessee under this Sublease, all renewals and extensions thereof, and all costs of collection, legal expenses and attorney's fees paid or incurred by Sublessor in enforcing any rights in respect to the Obligations or in connection with assembling, collecting, selling or otherwise dealing with or realizing upon the Collateral. Notwithstanding the foregoing, so long as Sublessee is not in default hereunder, the cash portion of all patronage rebates and rebate notes shall be paid to Sublessee.

          11.2 Security Agreement Warranties. In addition to and without limiting the force or effect of any other covenants, representations and warranties of Sublessee contained in this Sublease, Sublessee hereby covenants, represents and warrants to and with Sublessor as follows:

               11.2.1 Sublessee is the owner of the Collateral free and clear of all liens, security interests and encumbrances of every kind and description, except liens, security interests and encumbrances securing indebtedness to Sublessor.

               11.2.2 Sublessee will not sell, dispose of, encumber or permit any other security interest, lien or encumbrance to attach to the Collateral.

          11.3 Additional Remedies. Upon any default hereunder by Sublessee and at any time thereafter if such default has not previously been cured, Sublessor at its option may declare all Obligations of Sublessee which are directly related to the store on the premises immediately due and payable to the extent they would be due under the document or instrument evidencing each obligation and shall have the remedies of a secured party under the Code, including without limitation the right to take immediate and exclusive possession of the Collateral.

          11.4 Financing Statements. Sublessee will at its own costs and expense, upon demand, furnish to Sublessor such financing statements and other documents in form satisfactory to Sublessor and will do all other such acts and things as Sublessor may at any time or from time to time request or as may be necessary or appropriate to establish and maintain a perfected security interest in the Collateral.

     12. Attorneys' Fees. In the event of the institution of any suit or action to terminate this Sublease, or to interpret or enforce the terms or provisions hereto, the nonprevailing party shall and does hereby agree to pay to the prevailing party, in addition to the costs and disbursements provided by statute, reasonable attorneys' fees in such proceedings or on any appeal from any judgment or decree entered therein.

     13. Notices. Any notice or demand required or permitted to be given under this Sublease shall be deemed to have been properly given when, and only when, the same is in writing and has been deposited in the United States mail, with postage prepaid, to be forwarded by registered or certified mail and addressed to the party to be notified at the address appearing below. Such addresses may be changed from time to time by serving of notice as above provided.

     SUBLESSOR                     With a Copy to:

     United Grocers, Inc.          John H. Arenz, Esq.
     6433 S.E. Lake Road           Benson, Arenz, Lucas & Hay
     P. O. Box 22187               1140 One Pacific Square
     Portland, OR 97222            220 N.W. Second Avenue
                                   Portland, OR 97209

     SUBLESSEE                     With a Copy to:

     Dan Inc Oregon                Joy D. Abele, Esq.
     P. O. Box 5490                P. O. Box 708
     Oregon City, OR 97045         Oregon City, OR 97045


     14. Purchase Requirement and Membership in Sublessor. See the attached Exhibit C which is hereby incorporated.

     IN WITNESS WHEREOF, the parties have executed the foregoing Sublease Agreement the date and year first above written.


     SUBLESSOR:               UNITED GROCERS, INC.

                              By Alan C. Jones
                              Its President


     SUBLESSEE:               DAN INC OREGON

                              By Craig T. Danielson
                              Its President

                                  EXHIBIT B

                                    RENT


     1. Rent for the start of the Sublease term through December 31, 1995 shall be $6,000 per month.

     2. Rent from January 1, 1996 through December 31, 1997 shall be a basic rent of $7,000 per month plus one and one-half (1 1/2) percent of Sublessee's annual gross receipts in the premises in excess of $6,240,000.

     3. Rent from January 1, 1998 through the end of the lease term shall be a basic rent of $8,000 per month plus one and one-half (1 1/2) percent of Sublessee's annual gross receipts in the premises in excess of $7,280,000.

     4. Basic rent shall be payable monthly in advance on the first day of each month. Sublessee shall submit to Sublessor a statement of Sublessee's annual gross receipts in the premises and shall pay the Percentage Rent due, if any, annually within 60 days after the last Saturday of each calendar year. Basic rent for the first and last months of the Sublease term shall be prorated on a daily basis, and Percentage Rent shall be prorated on a daily basis for the first and last years of the Sublease term.

     5. Sublessee's gross receipts means all amounts received for all goods and merchandise sold and all services furnished in, upon or from any part of the premises by Sublessee or by any other person, firm or corporation but shall exclude:

          (a) All credits, returns and refunds made to customers for merchandise refunded or exchanged, transfers to Sublessee's other locations, and discounts to customers by trading stamps, coupons or otherwise;

          (b) All settlements and claims received in settlements for loss of merchandise;

          (c) The amount of any sales tax or other excise tax imposed upon the purchase and collected by Sublessee as an agent for the taxing authority imposing the tax;

          (d) Lottery and other chance game sales managed or established by a governmental unit, stamp sales, money orders and deposits on returnable containers; and

          (e) All amounts paid to or retained by third parties as fees or charges for the use by customers of credit cards.

     6. Rent during the renewal term(s) shall be as agreed between the parties.

                                  EXHIBIT C

     14.  Purchase Requirement and Membership in Sublessor.

          14.1 Membership in Sublessor. Sublessee agrees to maintain or cause to be maintained the membership of the store in good standing with Sublessor except in the following circumstances:

               (a) Upon payment to United of $100,000 at any time prior to the fifth annual anniversary of the commencement date specified in Paragraph 1.1 above, or

               (b) At any time after a change from the identity of the President or Chief Executive Officer of Sublessor from the holder of those offices on the date of this sublease, or

               (c) At any time after Sublessor consummates a reorganization. The term "reorganization" shall mean a merger or consolidation with another entity; dissolution; transfer of any significant portion of the assets of Sublessor to another entity whether newly formed or not; sale or exchange or other transfer of more than 49 percent of the outstanding shares of membership in Sublessor to another person or entity; or the acquisition by Sublessor of more than 49 percent of the outstanding shares or other evidences of ownership or membership in any other entity; or

               (d) At any time which is after the fifth annual anniversary of the commencement dated specified in Paragraph 1.1 above.

     14.2 Purchases From Sublessor. Sublessee agrees that throughout the term of the sublease and any extensions or renewals thereof (except as hereinafter provided), and subject to the provisions of Paragraphs (b) and
(c) below, Sublessee will purchase from Sublessor not less than sixty-four percent (64%) of its total wholesale purchases on a monthly basis, of all goods and merchandise purchased for resale on the premises to the extent that Sublessor shall now or thereafter be able to supply such goods and merchandise to the Sublessee, and Sublessor will supply all of Sublessee's requirements at such prices and on such terms at least equal to the most favorable prices and terms offered by Sublessor to other purchasers from Sublessor.

               (b) The following items purchased by Sublessee shall be excluded form total wholesale purchases for purposes of calculating the 64 percent requirement:

                    (1) Items for which Sublessor is out of stock or which are not stocked by Sublessor.

                    (2) Items purchased elsewhere by Sublessee for 90 percent or less of Sublessor's book price on the date of order by Sublessee.

                    (3) Items purchased in order to meet a minimum required order amount if the order is placed due to circumstances described in the other sections of this Subparagraph (b).

                    (4) Items purchased directly from a pharmacy or hardware wholesaler such as McKesson or Cotter & Co.

                    (5)  Drop shipments, relays and specialized meat items.

               (c) If, at any time, Sublessee contends that Sublessor is not able to supply particular goods or merchandise customarily stocked by retail supermarkets in Portland, Oregon, or that terms offered by Sublessor to Sublessee are not at least equal to those offered by Sublessor to other purchasers as described above, Sublessee shall so advise Sublessor in writing, specifying such contention with particularity. If, within thirty
(30) days after receipt of such notice, Sublessor does not offer by written notice to supply goods or merchandise so specified or does not demonstrate to Sublessee that the terms and conditions offered are at least equal to those offered to such other purchasers, Sublessee shall be free to secure such specified goods and merchandise from any source which it desires. If Sublessor demonstrates that it is offering equal terms and in fact is offering equal terms, and Sublessee nonetheless purchases from another source, such purchase shall be a breach of this paragraph.